March 6, 1998


Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

    I am an Assistant General Counsel of Sears, Roebuck and Co. ("Sears"). I have examined (i) Registration Statement No. 333-30879 as filed with the Securities and Exchange Commission on July 8, 1997 thereto (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $4,500,000,000 aggregate initial offering price of debt securities of Sears Roebuck Acceptance Corp. (the "Company"), for several offerings to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act; (ii) the final prospectus, dated February 23, 1998, relating to the offering and sale of $4,000,000,000 of the aforesaid debt securities, which is part of the Registration Statement (the "Prospectus"), and the Prospectus Supplements, dated February 23 and February 26, 1998, (collectively, the "Prospectus Supplement") relating to the offering and sale of (a) up to $2,000,000,000 aggregate principal amount of Medium-Term Notes Series V ("Medium-Term Notes") and (b) $250,000,000 aggregate principal amount of 7% Notes due March 1, 2038 (the "7% Notes") of the Company; (iii) the Indenture dated as of May 15, 1995 between the Company and Chase Manhattan Bank, as Trustee, relating to the aforesaid debt securities; (iv) (a) the Underwriting Agreement dated September 18, 1997 among the Company, Sears and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (b) the Pricing Agreement dated February 26, 1998 among the Company, Sears and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the several Underwriters identified in Schedule I thereto, relating to the sale of the 7% Notes, and (c) the Distribution Agreement dated February 23, 1998 among the Company, Sears, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, as Agents for the Medium-Term Notes; and (v) the form of (a) the 7% Notes, (b) the Fixed Rate Medium Term Notes and (c) the Floating Rate Medium Term Notes. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.

    I am of the opinion that each of the 7% Notes are, and the Medium-Term Notes, when issued in the manner set forth in the Distribution Agreement, will be, legally issued and binding obligations of the Company in accordance with their terms, subject to insolvency, bankruptcy, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally or by general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). In giving the above opinion, I have relied, with their permission, on opinions from Morris, Nichols, Arsht & Tunnell addressed to me and dated February 23 and March 3, 1998.

    I consent to the incorporation by reference of this opinion into the Registration Statement, and to the references to me in the Prospectus and Prospectus Supplement.

                             Very truly yours,

                             /S/Nancy K. Bellis

                             Nancy K. Bellis